Exhibit 10.1

BLUE STAR FOODS CORP. | DIRECTOR SERVICE AGREEMENT

This Director Service Agreement (the “Agreement”) is made and entered into as of March 25, 2021, by and between Blue Star Foods Corp., a Delaware corporation (the “Company”), and _______________, an individual (the “Director”).

I. SERVICES

A. Service on the Board of Directors. The Director has been selected for appointment as an Independent Director on the Company’s Board of Directors (the “Board”), with his service to commence on April 12th, 2021 (the “Commencement Date”), and to continue until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination of this Agreement in accordance with Section V(B) hereof (such earlier date being the “Expiration Date”). The Board shall consist of the Director and such other members as are nominated and elected pursuant to the then-current Articles of Incorporation of the Company (the “Articles”).

B. Director Services. Director’s services to the Company hereunder shall include service as a member of the Board to direct the business of the Company in accordance with applicable law and the then-current Articles. Director shall devote such time and attention to the business and affairs of the Company as is necessary to perform his duties as a Director in a faithful and competent manner. Director shall comply with all laws, rules, and regulations applicable to the Company and its business. Director shall further comply with all policies and codes of conduct which the Company shall reasonably determine are necessary for the proper functioning of its business. As a member of the Company’s Board, Director will be expected to attend Board meetings, which shall be convened as needed. In addition, from time to time, there may be telephonic meetings to address special matters. In addition, the Board may establish committees for which it may delegate certain duties to you (all of the services described in this Section I(B) to be referred to, collectively, as the “Director Services”).

II. COMPENSATION

A. Expense Reimbursement. The Director will pre-approve with the Company any expenses related to the Director Services rendered by Director (including reasonable travel, and other out-of-pocket expenses). Once approved, the Company shall reimburse the Director for all expenses due to it within 10 days of written receipt.

B. Equity Fees to Director. The Company agrees to issue the Director a pro rata annual stock grant of $25,000.00 of shares of the Company’s common stock, $.0001 par value per share (“Common Stock”) for each year’s service as a Director. The number of shares of Common Stock to be issued shall be based on the closing sale price on the final trading day of the calendar year and issued to the Director within the 10 calendar days of the new calendar year.

C. Additional Equity Fees for Committee Chairmanships and Participation. As additional compensation for the Director’s service as a chairman of a committee of the Board, or as a member of a committee of the Board, if applicable, the Director shall receive an additional pro rata annual stock grant (a “Committee Grant”). The number of shares of Common Stock to be issued shall be based on the closing sale price on the final trading day of the calendar year and issued to the Director within the 10 calendar days of the new year.

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●	For service as chairman of the Audit Committee – a grant of $15,000 of Common Stock.
●	For service as chairman of the Compensation Committee – a grant of $10,000 of Common Stock
●	For service as chairman of the Nominating and Governance Committee – a grant of $7,500 of Common Stock.
●	For service as a member of any of the committees above (as needed) – a grant of $5,000 of Common Stock.

D. Stock Options. Immediately upon the Commencement Date, the Company will grant to the Director 100,000 stock options to purchase shares of Common Stock, at an exercise price of $2.00 per share. The options shall vest and become exercisable by the Director in equal monthly installments over the course of the Director’s service through the applicable calendar year. In the event that the Director ceases to be a member of the Board prior to the end of a year of service, all unvested stock options awarded hereunder shall be forfeited. The stock options granted to the Director shall be exercisable on a cash basis and have a three (3) year maturity from the date of fully vesting after the Director’s service through the calendar year.

E. Director and Officer Liability Insurance. The Company’s proposed director and officer liability insurance policy shall provide Director with coverage for damages and losses incurred in connection with the Director Services.

III. DUTIES OF DIRECTOR

A. Fiduciary Duties. In fulfilling his responsibilities, Director shall be charged with a fiduciary duty to the Company and all of its shareholders. Director shall be attentive and inform himself of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated solely by the best interests of the Company and its shareholders.

B. Confidentiality. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company which the Company has designated as “confidential” or which is, by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, or (ii) is required to be disclosed by law or a valid order by a court or other governmental body (the “Confidential Information”).

C. Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his own Confidential Information, and Director will use his best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

D. Return of the Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”) are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such the Company Property.

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IV. COVENANTS OF DIRECTOR

A. No Conflict of Interest. For so long as Director is a member of the Board, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is directly competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliations or other current relationships in existence on the date of this Agreement (collectively, the “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with the Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to the Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to the Current Affiliations. A business entity shall be deemed to be “directly competitive with the Company” for purpose of this Article IV only if and to the extent it engages in a business substantially similar to the Company’s seafood crab meat and or RAS salmon businesses.

B. Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer, or supplier of the Company to terminate or breach his or her employment, contractual or other relationship with the Company.

C. Mutual Non-Disparagement. Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

V. TERM AND TERMINATION

A. Term. This Agreement is effective on the Commencement Date and will continue for one calendar year. In the absence of any agreement in writing to the contrary, this Agreement shall continue to renew for successive one (1) year terms on the first date of the new calendar year. Upon each annual renewal, and in the absence of a written agreement to the contrary:

	1.	The Director shall receive Equity Fees to Director, set forth in Section II(B), Additional Equity Fees for Committee Chairmanships and Participation, set forth in Section II(C), and Stock Options, set forth in Section II(D).
	2.	The Director shall continue to be reimbursed for expenses as set forth in Section II(A).

B.	Termination. This Agreement, and the Director Services provided hereunder, shall terminate:

	1.	at any time upon thirty (30) days prior written notice by the Director of his resignation;
	2.	upon the close of any shareholder’s meeting for the election of directors, if the Director is not re-elected to the Board by the Company’s shareholders at such meeting;
	3.	automatically if, at any time, the Director becomes disqualified under the terms of the Articles; or
	4.	upon a determination by a majority of the Board (not including the Director), that:

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●	the Director has committed a breach a of any of Director’s obligations under this Agreement;

●	the Director is or has become prohibited by any law, regulation, or rule applicable to the Company from serving as a member of the Board;

●	the Director has become unable to perform his duties under this Agreement due to health reasons, disability, or being of unsound mind, unless the Company can accommodate the Director’s health impairment or disability without the Company incurring undue hardship;

●	the Director is guilty of any serious misconduct or serious neglect in the discharge of the Director’s duties hereunder;

●	the Director’s actions or omissions bring the name or reputation of the Company, or any of Company’s affiliates, subsidiaries, or parent (each a “Group Member”) into serious disrepute or prejudices the business interests of the Company or any Group Member; or

●	the Director is charged or convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board, does not affect the Director’s position as a director (bearing in mind the nature of the duties in which the Director is engaged and the capacities in which the Director is engaged).

VI. MISCELLANEOUS

A. Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

B. No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

C. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by e-mail or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

To the Company:

Mr. John Keeler, Chairman & CEO

3000 NW 109th Avenue, Miami, Florida 33172 | United States

E-Mail: jkeeler@bluestarfoods.com

To Director:

____________________

____________________

____________________

E-Mail:___________________

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D. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida, without regard to conflicts of law principles thereof.

E. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

F. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company. Nothing in this Agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or shareholders from removing Director from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford Director any rights as an employee, including without limitation, the right to further employment or any other benefits.

G. Amendments. This Agreement may only be amended, modified, or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented, or interpreted by any course of dealing or practices.

H. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	Blue Star Foods Corp.

By:
	Name:	John Keeler
	Title:	Chairman & CEO

Independent Director:

Name:

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